Exhibit 99.1

NEWS RELEASE

For Immediate Release

Nord Resources Receives Notice of Overdue Payment
Under Copper Hedge Agreement

TUCSON, AZ, February 19, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that it has received notice from Nedbank Capital Limited concerning Nord’s failure to make the full payment required to be paid on February 2, 2010 under its Copper Hedge Agreement. All currency amounts are in U.S. dollars.

Nord has paid $300,000 of the $674,895 amount due and intends to pay the remaining balance of $374,895 from operational cash flow within the next 20 days. Should the company fail to discharge such payment obligation in full within the 20 day period, an Event of Default under the Copper Hedge Agreement would occur. “We fully expect to make the required payment by March 10,” said Randy Davenport, the company’s interim Chief Executive Officer. An Event of Default under the Copper Hedge Agreement, if any, would trigger a cross-default under the $25 million secured loan facility with Nedbank, which is secured by the real and personal property of Johnson Camp Mine. In that case, Nedbank would be in a position to pursue any and all remedies under the Copper Hedge Agreement and the Secured Loan Agreement.

“As we have previously indicated, Nord continues to make substantial progress ramping up copper production, but the rate of increase has been slower than expected and this has affected our operating cash flow,” Mr. Davenport said. “In late October 2009, the failure of a well casing contributed to several months of below forecasted flow rates through our SX plant, which in turn resulted in lower than expected copper production.

“We have successfully taken measures to address these issues. By early January, we had placed two new wells into operation at a capital cost of approximately $400,000. The new wells have resulted in significantly increased plant flow rates that now are at the levels that we had forecasted as necessary to achieve our production targets. With the increase in flow rates and continual increase in solution grades, we expect copper production to increase to a level to allow for breakeven operational cash flow in March,” Mr. Davenport said.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (the “TSX”) in connection with Nord’s US$12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. While Nord believes that it continues to comply with such requirements, it is unclear what impact Nedbank Capital’s notice will have on the de-listing review which has not yet been completed.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum in the first quarter 2010. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this news release, other than those of historical facts, may be considered “forward-looking”, including statements regarding our Company’s expectation that we will be able to pay the balance of the overdue payment under the Copper Hedge Agreement within the next 20 days from operational cash flow, copper production targets at the Johnson Camp Mine, and our belief that we will continue to comply with TSX listing requirements. Our expectation that we will be able to pay the balance of the overdue payment under the Copper Hedge Agreement within the 20-day curative period is based primarily on our assumption that our copper production levels will continue to rise as predicted, given the measures that we have taken to address the problems we have encountered in our mining and processing operations, and on our assumption that current input costs and copper prices will remain constant over the 20 day period.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca